Exhibit 99.1
AMENDMENT TO EMPLOYMENT AGREEMENT
      THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 31, 2008 by and between Graham Corporation, a Delaware corporation with its principal place of business at 20 Florence Avenue, Batavia, New York 14020 (the “Company”) and James R. Lines, currently residing at 11 Hillside Parkway, Lancaster, New York (the “Executive”).
     WHEREAS, the Company and the Executive entered into the Employment Agreement, effective August 1, 2006 (the “Agreement”); and
     WHEREAS, Section 15 of the Agreement provides that the Agreement may be amended by a written agreement signed by the parties thereto; and
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”), require that the Company’s compensation and benefit arrangements be in documentary compliance with Section 409A on or before December 31, 2008, and such compliance requires amendments to the Agreement as set forth more fully below.
     NOW, THEREFORE, the Company and the Executive hereby agree as follows:
1. The last sentence of the first paragraph of Section 8(c) of the Agreement is amended and restated in its entirety to read as follows:
In the event that the Company dismisses the Executive other than for cause, or if the Executive resigns because of a material breach of this Agreement by the Company (which Executive may do only if such breach remains materially uncured after the Executive has provided 30 days prior written notice to the Board), and the Executive’s dismissal or resignation qualifies as a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”), then the Company shall provide to the Executive:
2. Section 8(c)(ii) of the Agreement is amended and restated in its entirety to read as follows:
continuation of the Executive’s salary for nine months following the effective date of the termination of the Executive’s employment at the higher of the rate specified in Section 4 or the highest salary rate in effect for the Executive during the one-year period preceding the termination of his employment, which salary continuation shall be paid monthly in accordance with the Company’s regular payroll practices;

3. Section 8(c)(v) of the Agreement is amended and restated in its entirety to read as follows:
payment of, or in the Executive’s sole discretion, reimbursement of the Executive for, outplacement services of the Executive’s choice until the earlier of (1) the Executive’s commencement of employment with another employer or (2) 36 months following the effective date of the termination of the Executive’s employment, to be paid as soon as administratively practicable after the six-month anniversary of the effective date of the termination of the Executive’s employment; provided, however, that the Company’s obligation under this Section 8(c)(v) shall not exceed a total amount of $40,000 and applies only to the extent that such reimbursement would not be includible in the Executive’s gross income;
4. Section 8(c) of the Agreement is amended to add the following non-designated paragraph after paragraph 8(c)(vi):
Notwithstanding anything to the contrary, to the extent that any payments under Section 8(c) are subject to a six-month waiting period under Section 409A, any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence shall be made during the seventh month following the Executive’s separation from service.
5. The first paragraph of Section 9(b) of the Agreement is amended and restated in its entirety to read as follows:
In addition to the benefits otherwise payable to the Executive (other than Sections 8(c)(ii) and (iii)) pursuant to this Agreement, upon the event of a Termination (as hereinafter defined) of the Executive’s employment with the Company within two years after a Change in Control:
6. Section 9(c)(i)(1) of the Agreement is amended and restated in its entirety to read as follows:
any “person” within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary, or any employee benefit plan(s) sponsored by the Company or any subsidiary, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) 30 percent or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors;

7. The first paragraph of Section 9(c)(ii) of the Agreement is amended and restated in its entirety to read as follows:
For the purposes of this Section 9, the term “Termination” shall mean termination by the Company of the employment of the Executive with the Company (including its subsidiaries) for any reason other than death, disability or cause (as defined below), or resignation of the Executive, that qualifies as a “separation from service” for purposes of Section 409A, upon the occurrence of either of the following events:
8. Section 9 of the Agreement is amended to add a new subsection (e), which provides as follows:
Notwithstanding anything to the contrary, to the extent that any payments under Section 9 are subject to a six-month waiting period under Section 409A, any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence shall be made during the seventh month following the Executive’s separation from service.
9. Section 19 of the Agreement is amended and restated in its entirety to read as follows:
It is intended that the payments and benefits provided for by this Agreement either comply with or are exempt from the requirements of Section 409A, and this Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

GRAHAM CORPORATION

By:

Name:
Title:

James R. Lines